EXHIBIT 99.5

GETCO HOLDING COMPANY, LLC
a Delaware limited liability company

WRITTEN CONSENT OF THE COMPANY

August 1, 2012

The undersigned, being an Authorized Person of GETCO HOLDING COMPANY, LLC, a Delaware limited liability company (the “Company”), in lieu of holding a special meeting of the Managers, hereby takes the following actions and adopts the following resolutions by written consent pursuant to the Delaware Limited Liability Company Act. All definitions used herein shall have the same meaning ascribed to them in the Company’s Fifth Amended and Restated Limited Liability Company Operating Agreement (the “Agreement”), dated March 30, 2012.

WHEREAS, by written consent dated as of July 13, 2011, the Managers delegated certain rights, powers and authority to John McCarthy in his capacity as General Counsel of the Company, to take all action, and to execute and deliver any instrument or document which shall in his judgment be necessary, proper or desirable on behalf of the Company;

        WHEREAS, pursuant to Section 5.2(b) of the Agreement the Managers may delegate to the other officers and employees of the Company any or all of the rights, powers or authority delegated to the Managers by the Board;

        WHEREAS, the Managers decided that it was in the best interest of the Company to delegate the authority, to cause the Company (and/or its subsidiaries) to enter into, make and perform upon all legal documents regardless of whether a document is described as an agreement, contract, memorandum of understanding or other written obligation related to but not limited to the following activities:

•	regulatory and/or legal filings, arbitration and settlements

•	investments and acquisitions

•	non-disclosure

•	vendor and other services

•	consulting services

•	intercompany services

•	leases

•	employment and separation

•	corporate governance

to the Assistant General Counsel of the Company, and now desires to ratify and carry out that decision.

NOW, THEREFORE, BE IT

RESOLVED, the Company has delegated the aforementioned authority to Alex Sadowski in his capacity as Assistant General Counsel.

FURTHER RESOLVED, that for purposes of all of these resolutions, the phrase “Authorized Persons” shall include the Assistant General Counsel, or any other individual designated by such officer;

        FURTHER RESOLVED, that all actions taken and all agreements, instruments, reports, and documents executed, delivered, or filed through the date hereof by any Authorized Person in the name and on behalf of the Company in connection with or contemplated by the foregoing resolutions, or any other transactions or agreements necessary to consummate those actions contemplated by the foregoing resolutions are hereby approved, ratified and confirmed;

GETCO HOLDING COMPANY, LLC
a Delaware limited liability company

WRITTEN CONSENT OF THE COMPANY

August 1, 2012

        FURTHER RESOLVED, that the Authorized Persons, or any one or more of them, are hereby authorized and directed, in the name and on behalf of the Company to take such further actions and to execute, deliver, and file such further agreements, instruments, reports and documents as such Authorized Person may determine to be necessary or advisable in order to effectuate the foregoing resolutions (such determination to be conclusively, but not exclusively, evidenced by the taking of such actions or by the execution of such agreements, instruments, reports and documents by such Authorized Person(s)).

        The actions taken by this Consent shall have the same force and effect as if taken by the undersigned at a special meeting of the Managers of the Company, duly called and constituted pursuant to the laws of the State of Delaware.

GETCO HOLDING COMPANY, LLC

By: /s/    John McCarthy
Name: John McCarthy
Its: Authorized Person of GETCO Holding Company, LLC